Exhibit 99.4

THE BON-TON DEPARTMENT STORES, INC.

Offer to Exchange

$350,000,000 Aggregate Principal Amount of its

8.00% Second Lien Senior Secured Notes Due 2021 (CUSIP Number 09776NAF9)

For a Like Aggregate Principal Amount of its

8.00% Second Lien Senior Secured Notes Due 2021  (CUSIP Numbers 09776NAE2 / U09818AC6)

To Our Clients:

Enclosed for your consideration is a prospectus, dated                 , 2013 (the “Prospectus”), of The Bon-Ton Department Stores, Inc.  (the “Company”), and a related letter of transmittal (the “Letter of Transmittal,” which together with the Prospectus constitutes the “Exchange Offer Documents”)  relating to the offer by the Company (the “Exchange Offer”) to exchange $350,000,000  aggregate principal amount of its 8.00% Second Lien Senior Secured Notes Due 2021 (CUSIP Number 09776NAF9) (the “Exchange Notes”), for a like aggregate principal amount of its outstanding 8.00% Second Lien Senior Secured Notes Due 2021 (CUSIP Numbers 09776NAE2 / U09818AC6)  (the “Initial Notes”), that were issued and sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and subject to the conditions set forth in the Exchange Offer Documents.

Please note that the Exchange Offer will expire at 5:00 P.M., New York City time, on                    , 2013, unless extended by the Company in its sole discretion.

The Exchange Offer is not conditional upon any minimum number of Initial Notes being tendered.

We are the holder of record of Initial Notes held by us for your account.  A tender of such Initial Notes can be made only by us as the record holder and pursuant to your instructions.  The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Initial Notes held by us for your account.  We urge you to carefully read the Prospectus and the Letter of Transmittal before instructing us to tender your Initial Notes.

Accordingly, we request instructions as to whether you wish us to tender any or all of the Initial Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer.  Please so instruct us by completing, executing and returning to us the enclosed Instruction to Registered Holder from Beneficial Owner.  We also request that you confirm with such instruction form that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Initial Notes will represent to the Company that (i) such holder or other person is authorized to tender, sell, assign and transfer the Initial Notes tendered and to acquire Exchange Notes upon the exchange of such tendered Notes and the Company will acquire good and marketable title thereto, free and clear of all lien, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Company; (ii) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (iii) neither the holder of the Initial Notes nor any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes (within the meaning of the Securities Act), and is not participating in, and does not intend to participate in, the distribution of such Exchange Notes, (iv) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and (v) neither the holder nor any such other person is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company, or, if such holder or such other person is an “affiliate,” that such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.  If the tendering holder is a broker-dealer (whether or not it is also an “affiliate”) will receive Exchange Notes for its own account in exchange for Initial Notes that were acquired by it as a result of market-making or other trading activities, we will acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes.  By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.